Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contact:	Jennifer Mauer	Investor Contact:	Peter Dannenbaum
	(908) 740-1801		(908) 740-1037

Dr. Christine Seidman and Kathy Warden Elected to Merck Board of Directors

KENILWORTH, N.J., Jan. 31, 2020 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced that Dr. Christine (“Kricket”) E. Seidman, professor, Harvard Medical School, and Kathy J. Warden, chairman, chief executive officer and president, Northrop Grumman Corporation, will join the company’s Board of Directors effective March 16, 2020. Dr. Seidman and Ms. Warden will stand for election with the company’s other directors in connection with Merck’s Annual Meeting of Shareholders on May 26, 2020. With the addition of Dr. Seidman and Ms. Warden, the Merck board will include 14 members.

“We are pleased to welcome Dr. Seidman and Ms. Warden to our board,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “Both are highly respected leaders in their fields. Dr. Seidman’s scientific expertise and Ms. Warden’s strategic perspective and operational expertise will be important assets as Merck continues its journey to become the premier research-intensive biopharmaceutical company serving patients around the globe.”

Dr. Seidman is the Thomas W. Smith Professor of Medicine and Genetics at Harvard Medical School and is the director of the Cardiovascular Genetics Program at Brigham and Women’s Hospital. She leads a research laboratory that focuses on integrating clinical medicine and molecular technologies to define disease-causing gene mutations and genetic variations that increase disease risk. Dr. Seidman was awarded the Vanderbilt Prize in Biomedical Sciences in 2018 and elected to the National Academy of Sciences in 2005. She earned her degree in biochemistry from Harvard University, her M.D. from The George Washington University and completed her residency in internal medicine at Johns Hopkins University.

Ms. Warden became chairman of Northrop Grumman in August 2019 and has served as CEO and President since January 2019. Previously, she was President and Chief Operating Officer, and President of the Mission Systems and Information Systems sectors. Prior to joining Northrop Grumman, Ms. Warden held leadership roles at General Dynamics, a venture technology firm, and General Electric.

In addition to global operational experience leading a research and technology-intensive company, Ms. Warden brings deep cybersecurity expertise to the Merck board. Ms. Warden also serves as the chair of the Board of Directors of the Federal Reserve Bank of Richmond. She earned her undergraduate degree in computer information systems from James Madison University and her MBA from The George Washington University.

About Merck

For more than a century, Merck, a leading global biopharmaceutical company known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to advance the prevention and treatment of diseases that threaten people and communities around the world - including cancer, cardio-metabolic diseases, emerging animal diseases, Alzheimer’s disease and infectious diseases including HIV and Ebola. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2018 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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